FOR  IMMEDIATE RELEASE
Wednesday, August 14, 2002

                     CALPROP REPORTS SECOND QUARTER RESULTS

         Company Reports a Net Loss of $1,224,951 in the Second Quarter
         --------------------------------------------------------------

MARINA DEL REY, CA, August 14, 2002 -- Calprop Corporation (OTCBB:CLPO), a California and Colorado home builder, in reporting financial results for the three and six month periods ended June 30, 2002, today reported net losses from operations for both of the aforementioned periods ended June 30, 2002.

     "For the three and six month periods ended June 30, 2002, Calprop incurred net losses of $1,224,951 and $1,492,397, respectively. Our backlog decreased to $19,517,378 on 56 units, down 38.9% from $31,920,000 on 87 units a year ago.
Currently, Calprop is developing seven projects of which five are close to completion as compared to nine projects at this time a year ago. We have focused on retiring debt the past twelve months in order to strengthen our balance sheet. Presently, we are investigating properties to acquire and have entered escrow on two new properties, a 110 unit townhouse project in Santa Rosa, California and a 133 lot development in Murrieta, California. Both of these projects should commence within the next 90 days as we continue to target another four acquisitions prior to year's end. Furthermore, our lease ups of our Andalucia Luxury Apartments in San Diego, California and ParcWest Apartments in Milpitas, California are both quite successful with 95% of the 181 units leased after six months and 30% of the 68 units leased after three weeks, respectively," said Victor Zaccaglin, Calprop's chairman and chief executive officer.

     For the second quarter, Calprop's revenues were $43.1 million, an increase of $16.5 million or 60.9% from $26.8 million of revenues in the second quarter a year ago. The increase in real estate sales for the three period of 2002 was primarily due to the high volume of inventory of completed homes available for sale in 2002 compared to completed homes available for sale in 2001. In the second quarter of 2002, the Company sold 113 homes with an average sales price of $381,050, a 48.7% increase in the volume of home sales compared to 76 homes with an average sales price of $352,200 for the second quarter of 2001. Income from development operations before recognition of impairment of real estate was $753,007 for the second quarter, down $1,627,151 or 68.4% compared to $2,380,158 in the prior year's quarter. Net loss for the second quarter of 2002 was $1,224,951 or ($0.12) per share on 10,254,005 weighted average shares and common stock equivalents for dilutive net income, compared with net income of $1,724,075 or $0.17 per share on 10,447,676 weighted average shares and common stock equivalents for dilutive net income, in the same quarter a year ago.

     During the second quarter of 2002, the Company recorded an impairment loss on real estate under development of $271,844 in the Saddlerock project. The project consisted of 94 homes with five product lines in Aurora, Colorado. The lack of demand of the product lines resulted in a slower absorption rate. The Company introduced three new product lines and converted certain upgrades as standards during the second quarter of 2002 to increase the absorption rate. The introduction of the new product lines increased direct construction cost, marketing, production overhead and interest costs and as a result the Company recorded an impairment loss on real estate under development.

     Additionally, during the second quarter of 2002, the Company recorded an impairment loss on real estate under development of $1,560,381 in the Parc Metropolitan project as actual sales prices for certain units were lower than anticipated. The lack of demand for upgrades and options in the project also impacted the sales revenue for the project.

     For the year-to-date period, revenues were $64.4 million, up 27.6% from $50.4 million in 2001. The increase in real estate sales for the six month period of 2002 was primarily due to the high volume of inventory of completed homes available for sale in 2002 compared to completed homes available for sale in 2001. During the first six months of 2002, the Company sold 171 homes with an average sales price of $376,300, a 18.8% increase in the volume of home sales compared to 144 homes with an average sales price of $350,200 for the six months of 2001. Income from development operations before recognition of impairment of real estate for the six months ended June 30, 2002, decreased to $847,781 or 80.8% from $4,425,995 in the prior year's period. The significant decrease of income from development operations during the second quarter of 2002 and six months ended June 30, 2002 resulted from a slower absorption rate, and increased production overhead costs. The increased sales price was not sufficient to offset the increased direct construction cost, marketing and sales incentives, production overhead and interest costs. The company reported a net loss of $1,492,397 or ($0.15) per share on 10,254,005 weighted average shares and common stock equivalents for dilutive net income, for the six months ended June 30, 2002, a $4,560,649 decrease from the net income of $3,068,252 or $0.17 per share on 10,432,483 weighted average shares and common stock equivalents for dilutive net income, in 2001.

     General and administrative expenses decreased to $521,006 in the three months ended June 30, 2002 from $695,344 in the corresponding period. For the six months ended June 30, 2002, general and administrative expenses decreased to $1,076,452 from $1,430,187 in the corresponding 2001 period. The decrease is due to the focus efforts to decrease corporate overhead costs.

     Calprop Corporation, based in Marina Del Rey, California, builds quality homes in some of the most desirable communities in both Northern and Southern California as well as the Colorado Denver Metropolitan area. The company's common stock is traded on the OTCBB under the symbol CLPO.

                                - tables follow -

                               CALPROP CORPORATION
                                 Balance Sheets
                                   (Unaudited)

                                                        June 30,   December 31,
                                                            2002           2001

                                                   -------------   -------------

Assets:
Real estate development                            $ 51,883,653      88,789,252

Other assets:                                                         2,079,471
  Cash and cash equivalents                           3,563,968       6,535,343
  Deferred tax asset                                  4,327,262         774,882
  Other assets                                          842,048         788,752
                                                                   ------------
  Receivable from affiliates                            167,274
                                                   ------------    ------------
    Total other assets                                8,900,552      10,178,448
                                                   ------------    ------------

    Total assets                                   $ 60,784,205      98,967,700
                                                   ============    ============

Liabilities and Stockholders' Equity:
Trust deeds and notes payable                      $ 26,917,552      66,341,488
Related-party notes                                  18,107,043      20,702,243
                                                   ------------    ------------
    Total trust deeds, notes payable and             45,024,595      87,043,731
      related-party notes
Accounts payable and accrued liabilities              1,723,131       9,316,681
Warranty reserves                                       760,268         546,984
                                                   ------------    ------------
    Total liabilities                                47,507,994      96,907,396

Stockholders' equity:
  Common stock, no par value
    Authorized - 20,000,000 shares
    Issued and outstanding - 10,254,005 shares
    at June 30, 2002 and December 31, 2001           10,254,005      10,290,535
  Additional paid-in capital                         25,845,986      25,849,961
  Deferred compensation                                 (51,000)       (105,525)
  Notes receivable from common stock sale              (521,367)       (519,733)
                                                                   ------------
  Accumulated deficit                               (22,251,413)    (24,085,122)
                                                   ------------    ------------
    Total stockholders' equity                       13,276,211      11,430,116
                                                   ------------

                                                   ============    ============
     Total liabilities and stockholders' equity    $ 60,784,205     108,337,512
                                                   ============    ============


                                    - more -

                               CALPROP CORPORATION
                            Statements of Operations
                                   (Unaudited)

                                                         Three Months Ended             Six Months Ended
                                                              June 30,                      June 30,
                                                    ---------------------------   ---------------------------
                                                        2002           2001           2002           2001
                                                    ------------   ------------   ------------   ------------
Development operations:
  Real estate sales                                   43,058,399     26,757,550     64,350,669     50,429,686
  Cost of real estate sales                           42,305,392     24,377,392     63,502,888     46,003,691
                                                    ------------   ------------   ------------   ------------
Income from development operations before                753,007      2,380,158        847,781      4,425,995
  recognition of impairment of real estate

Recognition of impairment of real estate
  development                                         (1,832,225)            --     (1,832,225)            --
                                                    ------------   ------------   ------------   ------------
(Loss) income from development operations             (1,079,218)     2,380,158       (984,444)     4,425,995

Income from investment in real estate venture            185,022             --        109,253            --

Other income
                                                    ------------   ------------   ------------   ------------
  Interest and miscellaneous                             190,251         37,436        252,299         70,619
                                                    ------------   ------------   ------------   ------------
  Management fee                                              --             --        207,182             --
                                                    ------------   ------------   ------------   ------------
Total other income                                       190,251         37,436        459,481         70,619
                                                    ------------   ------------   ------------   ------------

Other expenses:
  General and administrative expenses                    521,006        695,344      1,076,452      1,430,187

Minority interests                                            --         (1,825)           235         (1,825)

(Loss) income before provision for income taxes       (1,224,951)     1,724,075     (1,492,397)     3,068,252
                                                    ------------   ------------   ------------   ------------
Provision for income taxes
                                                    ------------   ------------   ------------   ------------
Net (loss) income                                    ($1,224,951)     1,724,075    ($1,492,397)     3,068,252
                                                    ============   ============   ============   ============

Basic net (loss) income per share                         ($0.12)         $0.17         ($0.15)         $0.30
                                                          ======          =====         ======          =====

Diluted net (loss) income per share                       ($0.12)         $0.17         ($0.15)         $0.29
                                                          ======          =====         ======          =====

Weighted average number of common
  shares and common stock equivalents
  for dilutive net (loss) income                      10,254,005     10,447,676     10,254,005     10,432,483

Units
      single family                                          113             76            171            144
                                                             ---             --            ---            ---
total                                                        113             76            171            144


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